Exhibit 99.1

OS Therapies Clarifies CUSIP of Common Stock

New York, NY, August 22, 2024 OS Therapies (NYSE American: OSTX) (“OS Therapies” or “the Company”), an ADC and Immunotherapy research and clinical-stage biopharmaceutical company, today provided a clarification for market participants, specifically brokerage firms, regarding the Committee on Uniform Securities Identification Procedures (CUSIP) identifier of the Company’s common stock.

The Company’s common stock began trading on the NYSE American on August 1st, 2024 under CUSIP 68764Y108 (“Old CUSIP”). On August 5th, the Company completed certain matters related to a corporate action that had occurred prior to the listing of the Company’s common stock on the NYSE American that resulted in new CUSIP 68764Y207 (“New CUSIP”) being assigned to the Company’s common stock. All shares sold or purchased under the Old CUSIP are now identified as the same number of shares under the New CUSIP. No share splits or any other similar actions occurred between August 1, 2024 and August 5, 2024.

All market participants, including brokerage firms, are hereby notified to update their records such that shares of the Company’s common stock listed under the Old CUSIP should be identified, sold and purchased under the New CUSIP 68764Y207.

About OS Therapies

OS Therapies is a clinical stage oncology company focused on the identification, development and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. OST-HER2, the Company’s lead asset, is an immunotherapy leveraging the immune-stimulatory effects of Listeria bacteria to initiate a strong immune response targeting the HER2 protein. The Company has completed enrollment for a 41-patient Phase 2b clinical trial of OST-HER2 in resected, recurrent osteosarcoma, with results expected in the fourth quarter of 2024. OST-HER2 has completed a Phase 1 clinical study primarily in breast cancer patients, in addition to showing strong preclinical efficacy data in various models of breast cancer. In addition, OS Therapies is advancing its next generation Antibody Drug Conjugate (ADC) platform, known as tunable ADC (tADC), which features tunable, tailored antibody-linker-payload candidates. This platform leverages the Company’s proprietary silicone linker technology, enabling the delivery of multiple payloads per linker. For more information, please visit www.ostherapies.com.

Corporate and Media Contact:

Jack Doll

410-297-7793

Irpr@ostherapies.com

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

1-407-644-4256

OSTX@redchip.com